Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Paul Carousso, Senior Vice President, Chief Financial Officer of Visant Holding Corp./Visant Corporation, (914) 595-8218, paul.carousso@visant.net

VISANT HOLDING CORP. AND VISANT CORPORATION ANNOUNCE

COMPREHENSIVE REFINANCING PLAN

ARMONK, NEW YORK, SEPTEMBER 7, 2010 – Visant Holding Corp. (“Holdings”) and Visant Corporation (“Visant”) today announced that (1) Holdings plans to commence cash tender offers and consent solicitations to purchase for cash any and all of its outstanding 10.25% Senior Discount Notes due 2013 (the “10.25% Notes”) and its outstanding 8.75% Senior Notes due 2013 (the “8.75% Notes”), (2) Visant plans to commence a cash tender offer and consent solicitation to purchase for cash any and all of its outstanding 7.625% Senior Subordinated Notes due 2012 (the “7.625% Notes” and together with the 10.25% Notes and the 8.75% Notes, the “Existing Notes”) and (3) Visant plans to issue an expected $750.0 million aggregate principal amount of senior notes due 2017 (the “Notes”) in a private placement. In conjunction with the closing of the Notes offering, (1) Holdings expects to consummate its cash tender offers and consent solicitations with respect to the 10.25% Notes and 8.75% Notes, (2) Visant expects to consummate its cash tender offer and consent solicitation with respect to the 7.625% Notes and (3) Visant expects to terminate its existing senior secured credit facilities and enter into new senior secured credit facilities consisting of an expected $1,250.0 million term loan facility and an expected $175.0 million revolving credit facility.

Visant intends to use the net proceeds from the Notes offering, together with borrowings under the new senior secured credit facilities, to (1) repay the existing senior secured credit facilities, (2) fund the tender offers, (3) make dividend and dividend-equivalent payments to Holdings’ common stockholders and optionholders and (4) pay fees and expenses incurred in connection with the foregoing. Any proceeds from the Notes offering not used to repay such existing senior secured credit facilities, fund the tender offers, make dividend and dividend-equivalent payments or pay related fees and expenses will be used to repay any of Visant’s or Holdings’ Existing Notes that are not tendered in the tender offers in compliance with the terms of the indentures governing such Existing Notes, which Visant and Holdings intend to redeem after the completion of the tender offers.

The Notes offering, the consummation of the tender offers, the refinancing of the existing senior secured facilities with the entry into the new senior secured credit facilities and the application of the net proceeds from the Notes offering and the new senior secured credit facilities comprise

Visant’s comprehensive refinancing plan, with aggregate capital of $2.0 billion expected to be raised. Visant expects to consummate the refinancing plan by the end of September 2010.

This press release is not an offer to sell or a solicitation of an offer to purchase any securities, including the Notes, nor shall there be any offer or sale of such Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the Existing Notes. The tender offers are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

Forward-Looking Statements:

This press release contains forward-looking statements including, without limitation, statements concerning the refinancing, the tender offers and consent solicitations, the Notes offering, the termination of the existing senior secured credit facilities and the entry into the new senior secured credit facilities and the application of the net proceeds from the Notes offering and the new senior secured credit facilities. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 2, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation;

the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

3